     As filed with the Securities and Exchange Commission on March 10, 1999

                                                       Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                       PIONEER-STANDARD ELECTRONICS, INC.
             (Exact name of Registrant as specified in its charter)

                       OHIO                             34-0907152
          (State or other jurisdiction of            (I.R.S. Employer
          incorporation or organization)            Identification No.)

       4800 EAST 131ST STREET, CLEVELAND, OHIO 44105, TEL. (216) 587-3600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             -----------------------

                                 JAMES L. BAYMAN
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             4800 EAST 131ST STREET
                              CLEVELAND, OHIO 44105
                                 (216) 587-3600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              William A. Papenbrock
                          Calfee, Halter & Griswold LLP
                         1400 McDonald Investment Center
                               800 Superior Avenue
                           Cleveland, Ohio 44114-2688
                                 (216) 622-8200

                             -----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.

                             -----------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                                                  CALCULATION OF REGISTRATION FEE

=================================================================================================================================

            TITLE OF SECURITIES               AMOUNT TO BE      PROPOSED MAXIMUM            PROPOSED              AMOUNT OF
             TO BE REGISTERED                  REGISTERED      OFFERING PRICE PER      MAXIMUM AGGREGATE      REGISTRATION FEE
                                                                    SHARE (1)          OFFERING PRICE (1)            (1)
---------------------------------------------------------------------------------------------------------------------------------
   Common Shares, Without Par Value (2)         1,000,000             $7.47                $7,470,000              $2,077
=================================================================================================================================

(1) Based upon the average of the high and low sales prices of the common shares as reported on the Nasdaq National Market on March 5, 1999; estimated solely for purposes of determining the amount of the registration fee pursuant to Rule 457(c).

(2) Includes Rights to purchase common shares under the Company's Shareholders Rights Plan.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
ISSUED ______________, 1999 (SUBJECT TO COMPLETION)


                             1,000,000 COMMON SHARES

                       PIONEER-STANDARD ELECTRONICS, INC.

================================================================================

         This Prospectus relates solely to the offer and sale of up to 1,000,000 of our common shares by Wachovia Bank of North Carolina, N.A., the Trustee of The Pioneer Stock Benefit Trust.

         The Trustee will receive all of the proceeds from the sale of the shares and will remit those proceeds to us in payment for the subscription price for the shares sold.

         AN INVESTMENT IN THE COMMON SHARES INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         Our common shares are traded on the Nasdaq National Market under the symbol "PIOS." The Trustee may sell their shares at the market price prevailing at the time of sale or at negotiated prices. On Friday, March 5, 1999, the closing price for our common shares was $7.375 per share.

         Our principal executive offices are located at 4800 East 131st Street, Cleveland, Ohio 44114. Our telephone number at that address is (216) 587-3600.

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


This prospectus is dated ________________, 1999.

                                TABLE OF CONTENTS


Risk Factors..................................................................3

Where You Can Find More Information...........................................6

Note Regarding Forward-Looking Information....................................8

Pioneer-Standard Electronics, Inc.............................................8

Share Subscription Agreement and Trust........................................8

Use of Proceeds...............................................................9

Selling Shareholder...........................................................9

Plan of Distribution.........................................................10

Benefit Plans................................................................11

Legal Opinion................................................................11

Experts......................................................................11

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling shareholder have authorized anyone else to provide you with different information. The selling shareholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

         An investment in our common shares involves a high degree of risk. You should carefully review the information set forth below, as well as other information appearing elsewhere in this prospectus, before making an investment in our common shares. The following are the most significant risk factors that we believe are material to investors who purchase or own our common shares.

We operate in an intensely competitive industry

         We are a distributor in the electronic components and computer products industry, which has been highly competitive in recent years. We face intense competition in two major respects: in obtaining sources of supply for the products we distribute, and in developing relationships with customers to whom we sell those products. In the case of our sales of semiconductor and computer products, we compete for customers not only with other distributors, but also with some of our own suppliers. Some of our competitors are larger and more established and have greater financial and other resources, which may enable them to compete more effectively. Also, we anticipate that an increasing number of suppliers may decide to distribute their products directly to the customer, which will heighten competitive pressures further. Due to continuing competitive pressures, our gross margins have declined in recent years, and we expect a continued downward pressure on gross margins in the foreseeable future.

Softening in the computer network and platform market could hurt our revenues

         We sell many products that are used in the manufacture or configuration of mid-range computer systems and high-end platforms. The technology used in these products has changed rapidly over the last several years, resulting in short life cycles for these products. Because our customers have been forced to replace systems that have become technologically obsolete in a relatively short period of time, we have experienced substantial demand for these products that has contributed significantly to our revenue growth. A slowdown in this market could have a substantial negative effect on our revenues and results of operations.

Supply and demand fluctuations in the semiconductor market may depress our gross margins

         Semiconductors have represented 36 percent, 41 percent and 38 percent of the Company's sales in fiscal years 1998, 1997 and 1996, respectively. The semiconductor market historically has experienced fluctuations in product supply and demand associated with technology changes occurring from time to time. At times when product supply has been high relative to demand, prices for those products have declined. We have attempted to minimize the effect of these price fluctuations in our distribution arrangements. Our gross margins may nevertheless be negatively affected if an excess supply of semiconductors causes a general decline in prices for those products. If there is a shortage of semiconductor supply, our results of operations will depend on how much product we are able to obtain from suppliers to sell and how quickly we receive shipments of those products. You cannot be sure that we will be able to avoid the potential adverse effects that supply and demand fluctuations in the semiconductor market could have on our results of operations and business.

Our success depends on our ability to predict and react to changing technology and industry standards

          Our ability to manage the challenges of rapidly changing technology and evolving industry standards characteristic of the market for electronic components and computer products will affect our results of operations. These challenges include:

          o Predicting the nature and timing of technological changes and the direction of evolving industry standards;

          o Identifying, obtaining and successfully marketing new products as they emerge; and

          o    Minimizing the risk of loss due to inventory obsolescence.

Some of our competitors may be able to market products that have perceived advantages over the products we distribute or that make the products we distribute obsolete or harder to market. Although we attempt to minimize the effects of inventory obsolescence in our distribution arrangements, we may have high inventories of unsold product if a new technology renders a product that we distribute less desirable or obsolete. In addition, our customers may be less willing, for financial or other reasons, to purchase the new products necessary to use new technologies.

We depend heavily on several key suppliers

         During fiscal 1998, the products we purchased from our five largest suppliers accounted for 68 percent of total sales, with Digital Equipment and Intel representing 29 percent and 18 percent of sales, respectively. Adjusting for the acquisition of Dickens Data Systems, Inc., which occurred in March 1998, on a pro forma basis, sales of IBM products would have represented 21.5 percent of our sales for the fiscal year ended March 31, 1998 and 98.6 percent of the sales of Dickens Data for the fiscal year ended December 31, 1997. Although we believe that we have good relationships with our suppliers, we cannot be certain that these suppliers will be willing to do business with us in the future on terms acceptable to us. The loss of any of our five top suppliers or a combination of other suppliers could adversely affect our business, results of operations and financial condition.

Continuing industry concentration may put us at a competitive disadvantage

         The electronic components and computer products distribution industry has become increasingly concentrated in recent years as companies have combined or formed strategic alliances. If this trend continues, new business combinations or strategic alliances may have a competitive advantage if their potentially greater financial, technical, marketing or other resources allow them to negotiate more favorable relationships with suppliers than we can. As a result, they may be able to offer lower prices that could precipitate an industry-wide decline in prices. This decline would have a negative impact on our gross margins, and could potentially lead to a decline in our revenues and loss of market share.

Our growth through acquisitions depends on our ability to find suitable acquisition opportunities, finance those acquisitions, and manage the acquired businesses, and may have some adverse financial effects

         We constantly review acquisition prospects that would complement our existing business, augment our market coverage or provide opportunities to expand into new markets. Our continued growth depends in part on our ability to find suitable acquisition candidates and to consummate strategic acquisitions. If the consolidation trend in the industry continues, the cost of completing acquisitions could increase significantly. To fund rising acquisition costs, we may issue equity securities, which would dilute the holdings of existing equity holders, or incur debt. These actions, and the amortization of expenses related to goodwill and other intangible assets, could have a material adverse effect on our financial condition and results of operations or the price of our common shares. Furthermore, acquiring businesses always entails risk and uncertainties. We may not be able to integrate the operations of the acquired businesses successfully, and the failure to do so could materially adversely impact our business and results of operations.

Our financial obligations may limit our ability to operate our business

         At December 31, 1998, our borrowings under a $260 million revolving credit facility with National City Bank, Cleveland, Ohio, as agent for itself and a syndicate of other lenders, were $100 million. In addition, we issued $150 million principal amount of 8 1/2 percent Senior Notes due 2006 in August 1996. In March and April 1998, our wholly owned subsidiary, the Pioneer-Standard Financial Trust, issued a total of $143.7 million of 6 3/4 percent Mandatorily Redeemable Convertible Preferred Securities, which is an equity-related security. The sole assets of the Pioneer-Standard Financial Trust are $148.2 million aggregate principal amount of 6 3/4 percent Series A Junior Convertible Subordinated Debentures due March 31, 2028. We have executed a guarantee providing a full and unconditional guarantee of the trust's obligations under the trust preferred securities. As a consequence of our obligations:

          o a substantial portion of our cash flow from operations must be dedicated to servicing these obligations and will not be available for other purposes;

          o our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions may be limited; and

          o our flexibility to react to changes in the industry and changing business and economic conditions may be limited.

Our ability to satisfy our existing obligations will depend upon our future operating performance, which may be affected by prevailing economic conditions and financial, business and other factors described in this prospectus, many of which are beyond our control. We currently anticipate that funds from current operations, available credit facilities and access to capital markets will provide adequate funds to finance capital spending and working capital needs and to service our obligations as they become due. If we are unable to service our obligations, we will be forced to adopt one or more other strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. You cannot be sure that any of these strategies could be effected on satisfactory terms, if at all.

Our Stock Price Could be Adversely Affected by Sales of Shares Eligible for Future Sale

         As of December 31, 1998, the selling shareholder, The Pioneer Stock Benefit Trust, held 4,780,000 common shares. We anticipate that the Trustee of the Trust will sell at least 155,000 of those shares by March 31, 1999. If the Trust were to sell substantial amounts of the common shares held by it, or if the market perceived that sales by the Trust were likely to occur, our stock price could decline.

Our business may suffer if we do not properly compete our Year 2000 modifications, or the other entities with whom we conduct business do not complete their modifications

         The Year 2000 problem -- software, hardware or an embedded chip that does not correctly process date information for years after 1999 -- results from the practice of storing date information with only the last two digits of the year. We have assessed our internal information technology systems and equipment with respect to Year 2000 compliance, and expect any necessary remediation to be completed by July 1999. We have developed a project plan for addressing the Year 2000 compliance of our other systems and equipment, and anticipate that they will be made Year 2000 compliant by October 1999. We expect the total costs of our Year 2000 initiative, which are being funded from operating cash flows, to be approximately $3.8 million, of which $1.6 million had been spent at December 31, 1998. However, it is possible that the actual costs of the initiative could vary from our current estimates. Our business could be adversely affected if we fail to adequately address our internal Year 2000 problems, or if other businesses with whom we conduct business are not Year 2000 compliant. Also, many of the products we sell use information technology or have embedded chips, and it is possible that some of these products may malfunction due to the Year 2000 problem. Depending on the nature and volume of any product failures caused by Year 2000 non-compliance, we may be subjected to substantial amount of litigation. Although we believe our liability exposure is mitigated by the pass-through of manufacturers' warranties to the customer, we may, in any case, incur significant litigation costs to defend against these suits. Our Year 2000 litigation-related expenses could have a material adverse effect on our results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the
Commission:

         Public Reference Room                  Chicago Regional Office               New York Regional Office
            Judiciary Plaza                         Citicorp Center                     7 World Trade Center
        450 Fifth Street, N.W.                  500 West Madison Street                      Suite 1300
        Washington, D.C. 20549                        Suite 1400                             13th Floor
                                                Chicago, Illinois 60661               New York, New York 10007

         You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

         Our common shares are traded on the Nasdaq National Market. You may read reports, proxy statements and other information concerning Pioneer at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is a part of a registration statement which we have filed with the SEC under the Securities Act. The registration statement and the schedule and exhibits filed with the registration statement contain additional information about Pioneer and the offering of the common shares not contained in the prospectus. This prospectus does not contain complete information with respect to all documents described. All documents referred to in the prospectus have been filed with the SEC as exhibits to our reports or other registration statements.

         The SEC allows us to "incorporate by reference" the information that it files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Trustee sells all of the securities.

          o Annual Report on Form 10-K for the fiscal year ended March 31,1998, as amended by the Amendment to Annual Report on Form 10-K/A filed June 19, 1999;

          o Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

          o    Current Report on Form 8-K filed with the Commission on June 19,
               1998;

          o Description of our common shares contained in our Registration Statement on Form 8-A; and

          o Description of our Common Share Purchase Rights contained in our Registration Statement on Form 8-A effective May 19, 1989.


         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                          Vice President, Treasurer and Assistant Secretary Pioneer-Standard Electronics, Inc.
                          4800 East 131st Street
                          Cleveland, Ohio 44105
                          (216) 587-3600

                   NOTE REGARDING FORWARD-LOOKING INFORMATION

         Portions of this prospectus contain current management expectations which may constitute forward-looking information. Our performance may differ materially from that contemplated by such statements for a variety of reasons, including the following:

          o    Competition

          o    Dependence on the computer market

          o    Cyclical nature of the semiconductor market

          o    Inventory obsolescence and technology changes

          o    Dependence on key suppliers

          o    Effects of industry consolidation

          o    Risks and uncertainties involving acquisitions

          o    Instability in world financial markets

          o    Downward pressure on gross margin

          o    Management of growth of the business



                       PIONEER-STANDARD ELECTRONICS, INC.

         We were formed in 1963 under the laws of the State of Ohio. We are a leading distributor of a broad range of industrial and end-user electronic components and computer systems products supplied by more than 100 manufacturers to original equipment manufacturers, value-added resellers, research laboratories, government agencies and other organizations, primarily in the United States and Canada.


                     SHARE SUBSCRIPTION AGREEMENT AND TRUST

         On July 2, 1996, we entered into the trust agreement with the Trustee, under which the Trustee subscribed for 5,000,000 common shares. We anticipate that those common shares, including 1,000,000 common shares offered by this prospectus, will be sold from time to time by the Trustee. The Trustee will use the proceeds from the sale of the common shares to pay us the subscription price for the subscribed-for common shares. See "Use of Proceeds." We will then use the Trust's payment to us to satisfy our obligations under our employee plans and for other employee compensation purposes.

         The terms of the trust agreement require the Trustee to pay for the subscribed-for common shares over the 15 year term of the Trust. To date, the Trustee has sold 220,000 common shares of the 5,000,000 subscribed-for shares. Under Ohio law, the common shares subscribed for under the trust agreement are deemed to be issued and outstanding for voting and dividend purposes, but will not be deemed fully paid and non-assessable until we receive payment for them as provided in the trust agreement.

         The Trust will terminate on March 31, 2011 or any earlier date on which the subscription is paid in full and all common shares have been allocated from the Trust (the "termination date"). The Board of Directors may terminate the Trust at any time in its sole discretion prior to the termination date or when there are no common shares subject to an outstanding subscription agreement. In that case, any common shares held by the Trustee will be allocated to our employee benefit plans. The Trust will also terminate automatically upon our giving the Trustee notice of a change of control (as defined below). In that event, the Trustee will use the proceeds from the sale of the subscribed-for common shares to pay the subscription price for those shares, and any excess funds will be allocated to our benefit plans.

         Under the agreement, "change of control" means:

          o    a complete dissolution or liquidation of Pioneer;

          o a sale or other disposition of all or substantially all of our assets; or

          o a reorganization, merger, or consolidation ("business combination"), unless either one of the following is true:

               - all or substantially all of Pioneer's shareholders immediately prior to the business combination own more than 50 percent of the voting securities of the entity surviving the business combination or the entity which directly or indirectly controls the surviving entity, in substantially the same proportion as they owned Pioneer's voting securities immediately prior to the business combination, or

               - the consideration (other than cash paid in lieu of fractional shares or payment upon perfection of appraisal rights) issued to Pioneer's shareholders in the business combination is solely common shares which are publicly traded on an established securities exchange in the United States.


                                 USE OF PROCEEDS

         The Trustee intends to use the proceeds from the sale of the common shares offered by this prospectus to pay the subscription price for those shares. We, in turn, will use the Trustee's payment for the common shares to satisfy our obligations to contribute cash to our employee benefit plans or for other employee compensation purposes. See "Share Subscription Agreement and Trust."


                             THE SELLING SHAREHOLDER

         The Trust currently holds 4,780,000 shares. The Trustee may sell up to 1,000,000 common shares in the offering. Assuming that the Trustee does not sell or allocate any other common shares prior to the conclusion of the offering, the Trust will hold 3,780,000 common shares upon completion of the offering, which represents approximately 12.1 percent of the common shares outstanding as of December 31, 1998.

         The Trustee has subscribed for and will sell the common shares offered by this prospectus under the terms of an agreement between the Trust and us. See "Share Subscription Agreement and Trust."


                              PLAN OF DISTRIBUTION

         The number of common shares that the Trustee will sell and the frequency of those sales will depend upon various factors, including the market price of the common shares and any determinations we make regarding our cash needs to satisfy our obligations under our employee benefit plans or employee compensation arrangements. The trust agreement requires that a minimum number of common shares be allocated from the Trust on a periodic basis. We may suspend the sale of common shares by the Trustee under circumstances specified in the trust agreement. .
         We will pay the expenses of the registration, offering and sale of the common shares to the public, including commissions and discounts of agents, dealers or underwriters. To the extent allowed by law, we have agreed to indemnify the Trustee against any claims, liabilities, losses or expenses, including reasonable attorneys' fees, that result from any action or failure to act in its operation and administration of the Trust. However, we are not obligated to indemnify the Trustee if it has acted in willful or negligent violation of applicable law or its duties under the Trust or in bad faith.

         The Trustee may sell the common shares in one or more of the following transactions:

          o to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale;

          o through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

          o directly or through brokers or agents in private sales at negotiated prices; or

          o    by pledgees, donees, transferees or other successors in interest.

Underwriters participating in any offering may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

                                  BENEFIT PLANS

         We will use the proceeds that we receive from the Trustee upon its sale of common shares to satisfy our obligations to contribute cash to any of the following employee benefit plans or employee compensation arrangements:

o        Group Insurance Plan (Life)
o        Medical Plan
o        Dental Care Plan
o        Long Term Disability Plan
o        Vision Plan
o        Pioneer-Standard Electronics, Inc. Employees' Profit Sharing
           Retirement Plan
o        Pioneer Technologies Group, Inc. Profit Sharing Plan
o        Employee Bonuses and Commissions
o        Employee Compensation

         We may occasionally add, substitute or delete benefit plans or compensation arrangements to which we may distribute cash. If required, we will reflect any changes to the benefit plans and arrangements listed above in an accompanying prospectus supplement, supplemental term sheet or offering document.


                                  LEGAL OPINION

         Our legal counsel, Calfee, Halter & Griswold LLP, Cleveland, Ohio, will issue an opinion about the legality of the offered securities for us. William A. Papenbrock, Esq., a partner of Calfee, Halter & Griswold LLP, serves as our Secretary and as of December 31, 1998, beneficially owned 4,687 common shares.


                                     EXPERTS

         The consolidated financial statements and schedule of Pioneer-Standard Electronics, Inc. incorporated by reference in Pioneer-Standard Electronics, Inc.'s Annual Report (Form 10-K), as amended, for the year ended March 31, 1998, have been audited and included by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission filing fee....................$2,077

         Legal fees and expenses........................................*$10,000

         Accounting fees and expenses...................................*$15,000

         Miscellaneous expenses..........................................*$2,923

                  Total.................................................*$30,000
                                                                         =======
-------------------

         * Estimate

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

         Under certain circumstances provided in Article VIII of the Registrant's Code of Regulations, as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity

Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

         Under the Registrant's Director and Officer Liability Insurance Policy, each director and certain officers of the Registrant are insured against certain liabilities.

ITEM 16.  EXHIBITS.

         See Exhibit Index at page E-1 of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; or

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

         Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 10, 1999.

                                       PIONEER-STANDARD ELECTRONICS, INC.

                                       By /s/ JAMES L. BAYMAN
                                          -------------------------------
                                                James L. Bayman
                                             Chairman of the Board
                                          and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below, by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Bayman, Arthur Rhein, John V. Goodger, William A. Papenbrock and Edward W. Moore, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Signature                               Title                              Date
  ---------                               -----                              ----
  /s/ JAMES L. BAYMAN                     Chairman of the Board and Chief    March 10, 1999
  ------------------------------------    Executive Officer (Principal
  James L. Bayman                         Executive Officer)



  /s/ ARTHUR RHEIN                        President, Chief Operating         March 10, 1999
  ------------------------------------    Officer and Director
  Arthur Rhein


  /s/ JOHN V. GOODGER                     Vice President, Treasurer and      March 10, 1999
  ------------------------------------    Assistant Secretary (Principal
  John V. Goodger                         Financial and Accounting Officer)



  /s/ CHARLES F. CHRIST                   Director                           March 10, 1999
  ------------------------------------
  Charles F. Christ

  /s/ VICTOR GELB                         Director                           March 10, 1999
  ------------------------------------
  Victor Gelb


  /s/ GORDON E. HEFFERN                   Director                           March 10, 1999
  ------------------------------------
  Gordon E. Heffern


  /s/ KEITH M. KOLERUS                    Director                           March 10, 1999
  ------------------------------------
  Keith M. Kolerus


  /s/ EDWIN Z. SINGER                     Director                           March 10, 1999
  ------------------------------------
  Edwin Z. Singer


  /s/ THOMAS C. SULLIVAN                  Director                           March 10, 1999
  ------------------------------------
  Thomas C. Sullivan


  /s/ KARL E. WARE                        Director                           March 10, 1999
  ------------------------------------
  Karl E. Ware

                                PIONEER-STANDARD ELECTRONICS, INC.

                                          EXHIBIT INDEX


    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------

       4.1 Credit Agreement dated as of March 27, 1998 by and among Pioneer-Standard Electronics, Inc., the Banks identified on the signature pages thereto and National City Bank, as Agent, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.1.1 First Amendment to Credit Agreement, dated as of May 1, 1998, by and among Pioneer-Standard Electronics, Inc., the Banks identified on the signature pages thereto and National City Bank, as Agent, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.2 Rights Agreement dated as of April 25, 1989 by and between the Company and AmeriTrust Company National Association, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.3 Amendment No. 1 to Rights Agreement, dated as of May 16, 1997, by and between Pioneer-Standard Electronics, Inc. and National City Bank, which is incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997

       4.4 Note Purchase Agreement dated as of October 31, 1990 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.5 Amendment No. 1 to Note Purchase Agreement dated as of November 1, 1991 by and between the Company and Teachers Insurance and Annuity Association of America

       4.6 Amendment No. 2 to Note Purchase Agreement dated as of November 30, 1995 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996

       4.7 Amendment No. 3 to Note Purchase Agreement dated as of August 12, 1996 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996

       4.8 Amendment No. 6 to Note Purchase Agreement, dated as of March 31, 1998 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.9 Amendment No. 4 to Note Purchase Agreement, dated as of March 23, 1998 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.10 Amendment No. 5 to Note Purchase Agreement, dated as of March 23, 1998 by and between the Company and Teachers Insurance and Annuity Association of America, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.11 Form of Indenture with respect to the 8 1/2% Senior Notes due 2006, which is incorporated by reference from the Company's Registration Statement on Form S-3 (Reg. No. 333-07665)

       4.12 Form of 8 1/2% Senior Note due 2006, which is incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------

       4.13 Officer's Certificate containing terms relating to the 8 1/2% Senior Notes due 2006, which is incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

       4.14 Certificate of Trust of Pioneer-Standard Financial Trust, dated February 27, 1998

       4.15 Amended and Restated Trust Agreement among Pioneer-Standard Electronics, Inc., as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein, dated as of March 23, 1998, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.16 Junior Subordinated Indenture, dated March 23, 1998, between the Company and Wilmington Trust, as trustee, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.17 First Supplemental Indenture, dated March 23, 1998, between the Company and Wilmington Trust, as trustee, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.18         Form of 6 3/4% Convertible Preferred Securities (included in
                    Exhibit 4.15), which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.19 Form of Series A 6 3/4% Junior Convertible Subordinated Debentures (included in Exhibit 4.17), which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       4.20 Guarantee Agreement, dated March 23, 1998, between the Company and Wilmington Trust, as guarantee trustee, which is incorporated by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998

       5.1          Opinion of Calfee, Halter & Griswold LLP

      10.1 Share Subscription Agreement and Trust, dated as of July 2, 1996, between the Company and Wachovia Bank of North Carolina, N.A., as trustee, which is incorporated by reference from the Company's Registration Statement on Form S-3 (Reg. No. 333-07665)

      23.1          Consent of Ernst & Young LLP

      23.2          Consent of Calfee, Halter & Griswold LLP (see Exhibit 5.1)

      24.1          Power of Attorney (see signature page hereto)



                                      E-2